EXHIBIT 99.2

Smithfield Foods’ Patience Pays Off in Winning Bid for Farmland Foods

Smithfield, Va., October 13, 2003—Smithfield Foods, Inc. (NYSE: SFD) said today that its winning bid to acquire Farmland Foods from Farmland Industries, Inc. was good news for Farmland’s employees, independent hog producers, communities, pensioners and creditors, because it ends more than a year of uncertainty and provides optimism and confidence for the future. The auction was held at Farmland headquarters in Kansas City yesterday, under auction and bid procedures approved by the United States Bankruptcy Court.

Smithfield was the successful bidder at an auction to acquire substantially all of the assets of Farmland Foods, the pork production and processing business of Farmland Industries Inc., for $367.4 million in cash, plus the assumption of certain Farmland liabilities. The assumed liabilities include the pension obligations, and associated assets, of both Farmland Foods and Farmland Industries as well as certain post petition liabilities of Farmland Foods. In the auction, Smithfield’s agreement to assume the pension obligations was valued at $90 million by the debtor.

“We are very pleased to welcome Farmland Foods to the Smithfield Foods family of companies,” said C. Larry Pope, Smithfield president and chief operating officer.

“We have had a continued interest in acquiring Farmland Foods for nearly 18 months, and our patience has finally been rewarded,” said Mr. Pope. “Farmland has a strong brand name, an excellent management team, as well as an outstanding working relationship with independent hog producers. The addition of Farmland to the Smithfield family further strengthens our distribution system and continues to broaden our product and brand opportunities for our customers,” he said.

The transaction between Farmland and Smithfield:

•	Honors all current Farmland Foods hog production contracts giving Farmland’s independent hog producers the certainty and security of contractual supply relationships. Smithfield and Farmland Foods also will remain committed to purchasing significant numbers of hogs on the open market;

•	Preserves the jobs of Farmland Foods’ 6,100 employees;

•	Recognizes the UFCW at all of Farmland’s unionized facilities;

•	Ensures all Farmland Foods’ production facilities remain open and in operation at current production levels, and that all Farmland customers will continue to be served without interruption;

•	Keeps Farmland Foods as a stand-alone business operated by its current management. George H. Richter will continue as president and chief operating officer of Farmland Foods;

•	The current Farmland Foods management team and headquarters employees will remain based in Kansas City;

•	Preserves and invests in the Farmland brand;

•	Provides Farmland’s independent producers, employees, customers, and communities with the comfort of knowing that Farmland Foods is financially strong.

Farmland Foods has annual sales of $1.6 billion. Smithfield stated that it expects the transaction to be accretive to its earnings immediately after closing.

With annualized sales of $8 billion, Smithfield Foods is a leading processor and marketer of fresh pork and processed meats in the United States, as well as the largest producer of hogs. For more information, please visit www.smithfieldfoods.com.

This news release may contain “forward-looking” information within the meaning of the federal securities laws. The forward-looking information may include statements concerning the company’s outlook for the future, as well as other statements of beliefs, future plans and strategies or anticipated events, and similar expressions concerning matters that are not historical facts. The forward-looking information and statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the statements. These risks and uncertainties include availability and prices of livestock, raw materials and supplies, livestock costs, product pricing, the competitive environment and related market conditions, operating efficiencies, access to capital, the cost of compliance with environmental and health standards, adverse results from ongoing litigation and actions of domestic and foreign governments.

Contact: Jerry Hostetter, (212) 758-2100

Smithfield Foods, Inc.